EXHIBIT 15.4

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the use of our report dated October 28, 2010, relating to the September 30, 2010 unaudited consolidated interim financial statements of Federal-Mogul Corporation, in the financial statements of Icahn Enterprises Holdings L.P. that are included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-170977) and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan
December 28, 2010